Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use in the current report (Form 8-K/A) of Jazz Pharmaceuticals Public Limited Company dated March 31, 2014 and to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-194131, No. 333-186886 and No. 333-179075) of Jazz Pharmaceuticals Public Limited Company, and in the Registration Statement on Form S-3 (No. 333-179080) of Jazz Pharmaceuticals Public Limited Company and in the related Prospectuses, of our report dated March 31, 2014 with respect to the consolidated financial statements of Gentium S.p.A, which appears in this Current Report on Form 8-K/A of Jazz Pharmaceuticals Public Limited Company.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy
March 31, 2014